UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 2, 2008
CRAFTMADE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26667 (Commission File No.)	75-2057054 (IRS Employer Identification No.)
650 South Royal Lane, Suite 100
Coppell, Texas 75019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 393-3800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On January 4, 2008, Craftmade International, Inc., a Delaware corporation, filed a Form 8-K (the “Form 8-K”) for the purpose of reporting under Item 2.01 the purchase by the company of substantially all of the assets of Woodard, LLC, a Delaware limited liability company.
     This amendment to the Form 8-K amends Item 2.01 in its entirety to correctly state the purchase price of warrants issued by Craftmade International, Inc. to Woodard, LLC.

Item 2.01	Completion of Acquisition or Disposition of Assets.
     On January 2, 2008, Woodard—CM, LLC, a wholly owned subsidiary of Craftmade International, Inc., (“Craftmade”) completed the previously announced purchase of substantially all of the assets of Woodard LLC, a leading Chicago-based designer, manufacturer and distributor of a broad line of outdoor furniture products and related accessories pursuant to the Asset Purchase Agreement, dated as of December 18, 2007 (the “Purchase Agreement”) by and among Craftmade, Woodard, LLC and Henry Crown and Company d/b/a CC Industries, Inc. The final purchase price for the acquired assets was $19.3 million plus a working capital adjustment of an additional $0.9 million and warrants (the “Warrants”) to purchase up to 200,000 shares of common stock for 10 years from the date of issuance at a purchase price of $8.10 per share. The purchase price consideration included 500,000 shares of Craftmade common stock (the “Common Stock”) valued at $8.10 per share (for an aggregate price of $4,050,000), with the remaining purchase amount paid in cash at closing.
     Acquired assets include an estimated $27.3 million in short term assets, a long-term receivable valued at approximately $1.4 million, manufacturing equipment and Woodard’s 306,000 square foot facility in Owosso, Michigan. Craftmade also assumed certain payables and other liabilities totaling $7.0 million. The actual amount paid for the acquired assets will be adjusted pending working capital adjustments to be made as of the acquisition date.
     The foregoing is a summary of the terms of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to Craftmade’s Form 8-K filed on January 4, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: January 15, 2008	By:	/s/ J. Marcus Scrudder
J. Marcus Scrudder
Chief Financial Officer